EXHIBIT 99.1

FOR IMMEDIATE RELEASE

TETRA TECHNOLOGIES, INC.
COMPLETES ITS TENDER OFFER FOR UP TO $25,000,000
OF ITS 5.09% SENIOR NOTES, SERIES 2010-A, DUE DECEMBER 15, 2017
AND 5.67% SENIOR NOTES, SERIES 2010-B, DUE DECEMBER 15, 2020

The Woodlands, Texas (December 8, 2015) - TETRA Technologies, Inc. (NYSE:TTI) (the “Company” or “TETRA”) today announced the completion of its previously announced tender offer (the “Tender Offer”) to purchase up to $25,000,000 aggregate principal amount of its 5.09% Senior Notes, Series 2010-A, due December 15, 2017 (PPN 88162F B#1) (the “2010-A Notes”) and its 5.67% Senior Notes, Series 2010-B, due December 15, 2020 (PPN 88162F C*4) (the “2010-B Notes” and collectively with the 2010-A Notes, the “Notes”). The Tender Offer expired immediately after 11:59 p.m., Eastern Time, on Monday, December 7, 2015 (the “Expiration Time”).

By the Expiration Time, TETRA received Notes validly tendered (and not validly withdrawn) in an aggregate principal amount in excess of the $25,000,000 maximum purchase amount set forth in the Offer to Purchase dated November 5, 2015 (the “Offer to Purchase”). As a result, the Company has purchased $25,000,000 aggregate principal of Notes on a pro rata basis in accordance with the terms set forth in the Offer to Purchase. Set forth in the table below is the aggregate principal amount of each series of Notes that TETRA has accepted for purchase pursuant to the Tender Offer and the aggregate principal amount of each series of Notes that remains outstanding following settlement of the Tender Offer.

Title of Security	Aggregate Principal Amount Accepted for Purchase	Aggregate Principal Amount that Remains Outstanding
2010-A Notes	$18,055,555.56	$46,944,444.44
2010-B Notes	$6,944,444.44	$18,055,555.56

The Company has paid total consideration of $100,000 per $100,000 principal amount of the tendered Notes, plus accrued and unpaid interest from the last interest payment date to, but not including, the payment date.

About TETRA

TETRA is a geographically diversified oil and gas services company, focused on completion fluids and associated products and services, water management, frac flowback, production well testing, offshore rig cooling, compression services and equipment, and selected offshore services including well plugging and abandonment, decommissioning, and diving. TETRA owns an equity interest, including all of the general partner interest, in CSI Compressco LP (NASDAQ:CCLP), a master limited partnership.

Contact:
TETRA Technologies, Inc., The Woodlands, Texas
Stuart M. Brightman, 281/367-1983
Fax: 281/364-4346
www.tetratec.com

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